Exhibit 10.10

PRIVILEGED AND CONFIDENTIAL

AAI CORPORATION
CHANGE IN CONTROL
RETENTION AND SEVERANCE PLAN

Effective as of September 1, 2007

INTRODUCTION

The purpose of this Plan is to enable the Company to offer Eligible Employees an incentive to remain employed with the Company or its Affiliates and/or to provide certain protections if their employment is terminated without Cause or for Good Reason, in each case, in connection with a Change in Control. Accordingly, to accomplish this purpose, the Compensation and Stock Option Committee of the Board of Directors of the Company has adopted this Plan, effective as of September 1, 2007.

Unless otherwise expressly provided in this Plan or in an Incentive Letter, or unless otherwise agreed to between the Company and a Participant on or after the date hereof, Participants covered by this Plan shall not be eligible to participate in any other severance or termination arrangement, plan, policy or practice of the Company or any Affiliate that would otherwise apply under the circumstances described herein. This Plan is intended to be a “top-hat” pension benefit plan within the meaning of U.S. Department of Labor Regulation Section 2520.104-23. This Plan document shall constitute both the plan document and summary booklet and shall be distributed to Participants in this form. Capitalized terms and phrases used herein shall have the meanings ascribed thereto in Article I.

ARTICLE I

DEFINITIONS

For purposes of this Plan, capitalized terms and phrases used herein shall have the meanings ascribed to them in this Article.

1.1                               “Affiliate” shall mean (i) Parent, (ii) any subsidiary corporation of the Parent within the meaning of Section 424(f) of the Code, or (iii) any corporation, trade or business (including, without limitation, a partnership or limited liability company) which is directly or indirectly controlled 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the Parent.

1.2                               “Base Salary” shall mean a Participant’s annual base compensation rate for services paid by the Employer to the Participant at the time immediately prior to the Participant’s termination of employment, as reflected in the Employer’s payroll records or, if higher, the Participant’s annual base compensation rate immediately prior to a Change in Control. Base Salary shall not include commissions, bonuses, overtime pay, incentive compensation, benefits paid under any qualified plan, any group medical, dental or other welfare benefit plan, non-cash compensation or any other additional compensation but shall include amounts reduced pursuant to a Participant’s salary reduction agreement under Section 125, 132(f)(4) or 401(k) of the Code, if any, or a nonqualified elective deferred compensation arrangement, if any, to the extent that in each such case the reduction is to base salary.

1.3                               “Board” shall mean the Board of Directors of the Company.

1.4                               “Cause” shall mean the occurrence of any of the following:

(a)                                  a material breach by the Participant of the obligations under any written agreement with the Employer;

(b)                                 the Participant’s conviction of, or plea of guilty or nolo contendere to a felony (regardless of the nature of the felony) or any other crime involving dishonesty, fraud or moral turpitude;

(c)                                  the Participant’s willful misconduct or gross negligence, in either case, in connection with the Participant’s performance of his or her duties of a material nature; or

(d)                                 a material act of dishonesty or breach of trust on the Participant’s part resulting or intending to result, directly or indirectly, in material personal or family gain or enrichment at the expense of the Employer.

1.5                               “Change in Control” shall have the meaning set forth in Appendix A hereto.

1.6                               “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.7                               “Committee” shall mean the Compensation and Stock Option Committee of the Board or such other committee appointed by the Board from time to time to administer the Plan. Notwithstanding the foregoing, if, and to the extent that no Committee exists which has the authority to administer the Plan, the functions of the Committee shall be exercised by the Board and all references herein to the Committee shall be deemed to be references to the Board.

1.8                               “Company” shall mean AAI Corporation, a Maryland corporation, and any successor as provided in Article VII hereof.

1.9                               “Disability” shall mean a Participant’s disability that would qualify as such under the Employer’s long-term disability plan without regard to any waiting periods set forth in such plan.

1.10                        “Effective Date” shall mean September 1, 2007.

1.11                        “Eligible Employee” shall mean any full-time employee of the Company or any of its Affiliates, including any employee who has incurred a Disability.

1.12                        “Employer” shall mean the Company and any Affiliate and their successors as provided in Article VII hereof.

1.13                        “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.14                        “Good Reason” shall mean, except as otherwise provided in an Incentive Letter, the occurrence of any of the following events without the Participant’s express written consent:

(a)                                  a relocation of the Participant’s principal business location to an area outside a 50 mile radius of the Participant’s principal business location at the time of the Change in Control; or

(b)                                 any reduction in the Participant’s Base Salary or failure to pay a Participant’s Base Salary that remains uncured for ten (10) days after written notice of such breach is given by the Participant to the Employer;

(c)                                  any diminution in the Participant’s title or any material diminution in the Participant’s authority, duties, responsibilities or reporting requirements; or

(d)                                 failure of a successor to assume the Plan and the obligations hereunder in writing.

1.15                        “Gross-Up Payment” shall have the meaning set forth in Appendix B to the Plan.

1.16                        “Incentive Letter” shall mean the letter from the Company informing an Eligible Employee of the Company or any Affiliate of his or her selection to be a Participant in the Plan and setting forth the terms and conditions of the Participant’s participation in the Plan as determined by the Committee in its sole discretion.

1.17                        “Individual Severance Agreement” shall have the meaning set forth in Section 8.13 hereunder.

1.18                        “Non-Competition Restriction” shall have the meaning set forth in Appendix C.

1.19                        “Parent” shall mean United Industrial Corporation and any successor by merger, consolidation or otherwise.

1.20                        “Participant” shall mean any Eligible Employee who is designated by the Committee to participate in the Plan and receive the benefits provided under Article II and/or Article III of the Plan.

1.21                        “Payments” shall mean, collectively, the Retention Payment, the Severance Payment and any and all additional payments and benefits provided under this Plan.

1.22                        “Payment Date” shall mean December 31, 2008.

1.23                        “Plan” shall mean the AAI Corporation Change in Control Retention and Severance Plan.

1.24                        “Retention Payment” shall mean a payment to an Eligible Employee subject to Section 2.1 below.

1.25                        “Separation from Service” shall mean a Participant’s termination of employment with the Employer, provided that such termination constitutes a separation from service within the meaning of Code Section 409A and the guidance issued thereunder.

1.26                        “Severance Payment” shall have the meaning set forth in Section 3.2 below.

1.27                        “Specified Employee” shall mean a Participant who, as of the date of his or her Separation from Service, is a key employee (as defined under Code Section 416(i)(1)(A)(i), (ii) or (iii) but determined without reference to Code Section 416(i)(5)) of a service recipient any stock of which is publicly traded, as determined by the Company in accordance with procedures established by the Company and Section 409A of the Code.

ARTICLE II

RETENTION PAYMENT

2.1                               Eligibility for Retention Payment. The Committee may, in its sole discretion, designate in an Incentive Letter that an Eligible Employee shall be eligible to be a Participant in the Plan and receive a Retention Payment in the amount set forth in such letter subject to the terms and conditions provided therein. Notwithstanding the foregoing, on the Effective Date, each Eligible Employee whose name is set forth on the Retention Payment Schedule attached hereto shall automatically be a Participant in the Plan and shall be eligible to receive the Retention Payment approved by the Committee and set forth in the Incentive Letter issued to such Participant.

2.2                               Continuous Employment Requirement. Except as otherwise set forth in Section 2.4 below or in a Participant’s Incentive Letter, Retention Payments shall be expressly conditioned upon the Participant’s continuous employment with the Company or any Affiliate from the Effective Date through and including the Payment Date. A Participant shall not have any claim for a Retention Payment for which such requirement is not satisfied notwithstanding the reason for termination, except as provided in Section 2.4 below or in the Participant’s Incentive Letter.

2.3                               Payment of Retention Payments. Retention Payments, if any, shall be payable by the Employer to the Participant in the form of a lump sum cash payment paid within fifteen (15) days following the Payment Date.

2.4                               Separation from Service by the Employer Prior to the Payment Date. (a)  Subject to Sections 8.1 and 8.12, upon a Participant’s Separation from Service by the

Employer or its successor without Cause or by the Participant for Good Reason, in each case, within the period beginning on the Effective Date and ending on the Payment Date, the Company shall pay the Participant his Retention Payment (including any discretionary award made under Section 2.5 of the Plan) in the form of a lump sum cash payment within ten (10) days following the Participant’s separation date.

(b)                                 Notwithstanding the provisions of Section 2.1(a) above, in the event that a Participant incurs a Separation from Service from the Employer due to Disability prior to the Payment Date, the Participant shall still be entitled to receive the Retention Payment (including any discretionary award made under Section 2.5 below) but the amount of such payment shall be reduced (offset) by any amounts payable to the Participant under the Employer’s short or long-term disability plan. Payment shall be made to the Participant in the form of a lump sum cash payment within ten (10) days following the Participant’s separation date.

(c)                                  Except as provided in an Incentive Letter or in Section 2.4(b) above, a Participant shall not be entitled to a Retention Payment (including any discretionary award made under Section 2.5 of the Plan) under this Plan if the Participant’s employment is terminated (i) by the Employer for Cause, (ii) by the Participant without Good Reason or (iii) on account of the Participant’s death.

(d)                                 A transfer among Affiliates of the Employer shall not be treated as an employment termination or Separation from Service and shall not trigger or otherwise affect any Participant’s rights and entitlements to a Retention Payment described in this Article II.

2.5                               Discretionary Retention. The Committee may provide for alternative or additional retention payments, which may be payable on a Change in Control and/or on a date designated by the Committee following a Change in Control; provided, however, that the Committee may not issue a retention award under this Section 2.5 to a Participant in order to replace, offset (reduce) or in any other manner adversely affect another award made under this Article II to such Participant; and provided, further, that the President and Chief Executive Officer of the Company shall have the discretion to determine the date (or dates) on which a retention payment awarded to an Eligible Employee under this Section 2.5 of the Plan shall be payable and such date(s) shall be set forth in the Incentive Letter Agreement. For all purposes of this Plan other than Section 2.3 above, references to “Retention Payment” shall include any discretionary retention payment awarded under this Section 2.5.

ARTICLE III

SEVERANCE PAYMENT

3.1                               Eligibility for Severance Payment. (a) The Committee may, in its sole discretion, designate in an Incentive Letter that an Eligible Employee shall be eligible to be a Participant in the Plan and shall receive a Severance Payment upon the Participant’s Separation from Service by the Employer without Cause or by the Participant for Good Reason, in each case, during the period commencing on the date of the Change in Control and ending twenty-four (24) months thereafter, as specified by the Committee in the Participant’s Incentive Letter.

(b)                                 Notwithstanding the provisions of Section 3.1(a) above, in the event that a Participant incurs a Separation from Service from the Employer due to Disability during the period commencing on the date of the Change in Control and ending twenty-four (24) months thereafter, the Participant shall be entitled to receive a Severance Payment but such payment shall be reduced (offset) by any amounts payable to the Participant under the Employer’s short or long-term disability plan, as provided in Section 3.3 below.

(b)                                 A Participant shall not be entitled to any Severance Payment under this Plan if the Participant’s employment is terminated (i) by the Employer for Cause, (ii) by the Participant without Good Reason, or (iii) on account of the Participant’s death.

(c)                                  A transfer among Affiliates of the Employer (or its successor) shall not be treated as an employment termination and shall not trigger or otherwise affect any Participant’s rights and entitlements to a Severance Payment described in this Article III.

3.2                               Amount of Severance Payment. (a) Subject to Sections 8.1, 8.12 and 8.13, in the event that a Participant becomes entitled to a payment pursuant to Section 3.1(a), then the Employer shall pay the Participant, in a single lump sum payment within ten (10) days after the date of the Participant’s Separation from Service, an amount not to exceed twelve (12) months (the “Severance Period”) of the Participant’s Base Salary as in effect immediately prior to the Participant’s Separation from Service, as determined by the Committee, in its sole discretion, and specified in the Participant’s Incentive Letter (the “Severance Payment”). Notwithstanding the foregoing, if a Participant has an Individual Severance Agreement that provides for severance to be paid in installment payments at such time as if the Participant remained an employee, then, in lieu of a lump sum payment, such Participant’s Severance Payments shall be paid in equal installments in accordance with the Company’s regular payroll practices (but off employee payroll) during the Participant’s Severance Period and the Severance Payments made under the Plan shall supersede the severance payable under the Individual Severance Agreement, as more fully set forth in Section 8.13 below. Severance Payments shall be in lieu of any payments under any other severance or termination arrangement, plan, policy or practice of the Employer. In addition, Severance Payments shall be reduced (offset) by any amounts payable under the Employer’s short or long-term disability plan to a Participant who has incurred a Disability, any statutory entitlement (including notice of termination, termination pay and/or severance pay) of the Participant upon a termination of employment, including, without limitation, any payments related to an actual or potential liability under the Worker Adjustment and Retraining Notification Act (WARN) or similar state or local law.

3.3                               Additional Severance Benefits. The Committee may, in its sole discretion, designate in an Incentive Letter that any Eligible Employee shall be eligible for any or all of the additional Severance Benefits set forth on the Additional Severance Benefit Schedule attached hereto.

3.4                               Non-Competition Restriction. The Committee may, in its sole discretion, specify in an Incentive Letter that a Participant will be required to comply with the Non-Competition Restriction following Separation from Service in order to be eligible to receive a Severance Payment and/or to be eligible to receive additional severance from the Employer.

ARTICLE IV

UNFUNDED PLAN

4.1                               Unfunded Status. This Plan shall be “unfunded” for the purposes of ERISA and the Code and Payments shall be paid out of the general assets of the Employer as and when Severance Payments are payable under this Plan. All Participants shall be solely unsecured general creditors of the Employer. If the Employer decides in its sole discretion to establish any advance accrued reserve on its books against the future expense of the Payments payable hereunder, or if the Employer decides in its sole discretion to fund a trust under this Plan, such reserve or trust shall not under any circumstances be deemed to be an asset of this Plan.

ARTICLE V

ADMINISTRATION OF THE PLAN

5.1                               Plan Administrator. The general administration of this Plan on behalf of the Employer (as plan administrator under Section 3(16)(A) of ERISA) shall be placed with the Committee.

5.2                               Reimbursement of Expenses of Plan Committee. The Employer may, in its sole discretion, pay or reimburse the members of the Committee for all reasonable expenses incurred in connection with their duties hereunder, including, without limitation, expenses of outside legal counsel.

5.3                               Action by the Plan Committee. Decisions of the Committee shall be made by a majority of its members attending a meeting at which a quorum is present (which meeting may be held telephonically), or by written action in accordance with applicable law. Subject to the terms of this Plan and provided that the Committee acts in good faith, the Committee shall have complete authority to determine a Participant’s participation and the Payments under this Plan, to interpret and construe the provisions of this Plan, and to make decisions in all disputes involving the rights of any person interested in this Plan.

5.4                               Delegation of Authority. The Committee may delegate, to other persons, any and all of its powers and responsibilities provided for hereunder with respect to determining the eligibility and/or benefits of non-executive officers of the Employer.

5.5                               Retention of Professional Assistance. The Committee may employ such legal counsel, accountants and other persons as may be required in carrying out its work in connection with this Plan.

5.6                               Accounts and Records. The Committee shall maintain such accounts and records regarding the fiscal and other transactions of this Plan and such other data as may be required to carry out its functions under this Plan and to comply with all applicable laws.

5.7                               Indemnification. The Committee, its members and any person designated pursuant to Section 5.4 above shall not be liable for any action or determination made in good faith with respect to this Plan. The Employer shall, to the fullest extent permitted by law, indemnify and hold harmless each member of the Committee and each director, officer and employee of the Employer for liabilities or expenses they and each of them incur in carrying out their respective duties under this Plan, other than for any liabilities or expenses arising out of such individual’s willful misconduct or fraud.

ARTICLE VI

AMENDMENT AND TERMINATION

6.1                               Amendment and Termination. The Company reserves the right to amend or terminate, in whole or in part, any or all of the provisions of this Plan by action of the Committee at any time, provided that in no event shall any amendment reducing the Payments provided hereunder or any Plan termination be effective prior to the thirty-six (36) month anniversary of the Effective Date, and further provided that the Company shall not amend or terminate the Plan at any time after (i) the occurrence of a Change in Control or (ii) the date the Company enters into a definitive agreement which, if consummated, would result in a Change in Control, unless the potential Change in Control is abandoned (as publicly announced by the Company), in either case until thirty-six (36) months after the occurrence of a Change in Control and all Payments arising during such period have been made.

ARTICLE VII

SUCCESSORS

7.1                               Successors and Assigns. For purposes of this Plan, the terms the “Company” and the “Employer” each shall include any and all successors or assignees, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company or the Employer, respectively, and such successors and assignees shall perform the Company’s or the Employer’s (as applicable) obligations under this Plan, in the same manner and to the same extent that the Company or the Employer, as applicable would be required to perform if no such succession or assignment had taken place. In the event the surviving corporation in any transaction to which the Company (or the Employer) is a party is a subsidiary of another corporation, then the ultimate parent corporation of such surviving corporation shall cause the surviving corporation to perform this Plan in the same manner and to the same extent that the Company or the Employer, as applicable would be required to perform if no such succession or assignment had taken place. In such event, the terms “Company” and the “Employer,” as used in this Plan, shall mean the Company or the Employer (as applicable), as hereinbefore defined and any successor or assignee (including the ultimate parent corporation) to the business or assets which by reason hereof becomes bound by the terms and provisions of this Plan.

ARTICLE VIII

MISCELLANEOUS

8.1                               Release Required. Any Retention Payment or Severance Payment, in each case, payable pursuant to this Plan upon a Participant’s termination of employment, shall only be payable if the Participant delivers to the Company a release (in the form attached as Appendix D hereto) of all claims of any kind whatsoever that the Participant has or may have against the Company and its Affiliates and its and their officers, directors and employees and other related parties, known or unknown, as of the date of termination of employment occurring up to the release date (other than claims to payments specifically payable hereunder, claims under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, claims to vested accrued benefits under the Employer’s 401(k) or other tax qualified retirement plans in accordance with the terms of such plans and applicable law, claims relating to any rights of indemnification under the Company’s organizational documents or otherwise, claims relating to any outstanding stock options or other equity-based award on the date of termination, or claims relating to amounts payable under the Company’s Management Incentive Plan or Long-Term Incentive Plan). Notwithstanding the foregoing, in no event shall a release be required with respect to any Retention Payment that is made or required to be made on the Payment Date.

8.2                               No Duty to Mitigate/Set-off. No Participant entitled to receive Payments hereunder shall be required to seek other employment or to attempt in any way to reduce any amounts payable to the Participant by the Employer pursuant to this Plan and there shall be no offset against any amounts due the Participant under this Plan on account of any remuneration attributable to any subsequent employment that the Participant may obtain or otherwise, except as expressly provided in subsection (a) of the Additional Severance Benefits Schedule attached hereto. The amounts payable hereunder shall not be subject to setoff, counterclaim, recoupment, defense or other right which the Employer may have against the Participant. In the event of the Participant’s breach of any provision hereunder, including without limitation, Sections 8.1 (other than as it applies to a release of claims under the Age Discrimination in Employment Act, as amended), 8.3 and 8.15, the Company shall be entitled to recover any payments previously made to the Participant hereunder.

8.3                               Cooperation. By accepting Payments under this Plan, subject to the Participant’s other commitments, the Participant agrees to be reasonably available to cooperate (but only truthfully) with the Employer and provide information as to matters which the Participant was personally involved, or has information on, during the Participant’s employment with the Employer and which are or become the subject of litigation or other dispute.

8.4                               Minors and Incompetents. If the Committee shall find that any person to whom Payments are payable under this Plan is unable to care for his or her affairs because of illness or accident, or is a minor, any Payments due (unless a prior claim therefore shall have been made by a duly appointed guardian, committee or other legal representative) may be paid to the spouse, a child, parent, or brother or sister, or to any person deemed by the Committee to have incurred expense for such person otherwise entitled to Payments, in such manner and proportions as the Committee may determine it its sole discretion. Any such Payments shall be a complete discharge of the liabilities of the Employer, the Committee and the Board under this Plan.

8.5                               Limitation of Rights. Nothing contained herein shall be construed as conferring upon a Participant the right to continue in the employ of the Employer as an employee in any other capacity or to interfere with the Employer’s right to discharge him or her at any time for any reason whatsoever.

8.6                               Payment Not Salary. Any Payments payable under this Plan shall not be deemed salary or other compensation to the Participant for the purposes of computing benefits to which he or she may be entitled under any pension plan or other arrangement of the Employer maintained for the benefit of its employees, unless such plan or arrangement provides otherwise.

8.7                               Severability. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision never existed.

8.8                               Withholding. The Employer shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to this Plan. In lieu thereof, the Company and/or the Employer shall have the right to withhold the amounts of such taxes from any other sums due or to become due from the Company and/or the Employer to the Participant upon such terms and conditions as the Committee may prescribe.

8.9                               Non-Alienation of Benefits. The Payments payable under this Plan shall not be subject to alienation, transfer, assignment, garnishment, execution or levy of any kind, and any attempt to cause any Severance Payment to be so subjected shall not be recognized.

8.10                        Governing Law. To the extent legally required, the Code and ERISA shall govern this Plan and, if any provision hereof is in violation of any applicable requirement thereof, the Company reserves the right to retroactively amend this Plan to comply therewith. To the extent not governed by the Code and ERISA, this Plan shall be governed by the laws of the State of Maryland.

8.11                        Code Section 409A. Although the Company makes no guarantee with respect to the tax treatment of payments hereunder and shall not be responsible in any event with regard to non-compliance with Code Section 409A, the Plan is intended to comply with the applicable requirements of Code Section 409A and shall be limited, construed and interpreted in accordance with such intent. Accordingly, the Company reserves the right to amend the provisions of the Plan at any time in order to avoid the imposition of an excise tax under Code Section 409A on any Payments to be made hereunder. In no event whatsoever shall the Company or any of its Affiliates be liable for any additional tax, interest or penalties that may be imposed on a Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code.

8.12                        Six-Month Delay. In the event that, at the time of a Participant’s Separation from Service, the Participant is a Specified Employee, then any Retention Payment(s)

or Severance Payment(s) payable to such Participant in a lump sum upon Separation from Service (other than Separation from Service due to Disability) shall not be paid until the date that is six (6) months after the Participant’s Separation from Service (the “Delay Period”) and, to the extent such amounts would have otherwise been payable during the Delay Period, paid to the Participant in a lump sum as soon as administratively feasible following the expiration of the Delay Period. In the event that the severance payable under Article III of this Plan to a Participant described in the immediately preceding sentence is required to be paid in equal installments in accordance with the Company’s regular payroll practices (but off employee payroll), the first such installment shall not be paid to the Participant until after the Delay Period has ended and such payment shall be in an amount equal to the sum, less applicable taxes, of:  (a) all of the installment payments that were not permitted to be paid to the Participant during the Delay Period and (b) the installment payment due with respect to the period beginning on the day after the Delay Period has ended.

8.13                        Individual Severance Agreement. If the Participant has an approved, executed, agreement with an Employer that provides for specific severance in connection with a termination of employment and such agreement has not expired or been replaced prior to the termination of the Participant’s employment (an “Individual Severance Agreement”), any Severance Payment payable to such Participant under this Plan shall supersede any and all severance payments and benefits to which the Participant would otherwise be entitled to receive under the Individual Severance Agreement. A Participant shall be required to consent to the foregoing waiver of severance payments and benefits under an Individual Severance Agreement in order to be eligible to participate and receive Severance Benefits under the Plan.

8.14                        Code Section 280G. Subject to the terms and conditions set forth in Appendix B to the Plan, a Participant will be eligible to receive a Gross-Up Payment from the Employer in the event that any payments or benefits (within the meaning of Section 280G(b)(2) of the Code) to the Participant or for the Participant’s benefit that are paid or payable or distributed or distributable under this Plan or otherwise in connection with a Change in Control would be subject to the excise tax imposed by Section 4999 of the Code. The terms and conditions upon which a Gross-Up Payment shall be paid to a Participant are set forth in Appendix B to the Plan.

8.15                        Non-Competition; Confidentiality. By accepting a Retention Payment or a Severance Payment under this Plan, a Participant is deemed to acknowledge that the restrictive covenants (including, without limitation, confidentiality and non-competition) in any other agreement with the Company previously signed by the Participant shall not be affected by this Plan and that the restrictive covenants therein shall continue to apply after a Change in Control or a termination of employment after a Change in Control in accordance with the terms of such restrictive covenants. As a condition to receiving a Retention Payment or a Severance Payment, the Participant shall be required to acknowledge and agree that the payment of the Retention Payment or the Severance Payment is subject to the enforcement of such restrictive covenants.

8.16                        Non-Exclusivity. The adoption of this Plan by the Company shall not be construed as creating any limitations on the power of the Company to adopt such other supplemental retirement income arrangements as it deems desirable, and such arrangements may be either generally applicable or limited in application.

8.17                        Non-Employment. This Plan is not an agreement of employment and it shall not grant the Participant any rights of employment.

8.18                        Headings and Captions. The headings and captions herein are provided for reference and convenience only. They shall not be considered part of this Plan and shall not be employed in the construction of this Plan.

8.19                        Gender and Number. Whenever used in this Plan, the masculine shall be deemed to include the feminine and the singular shall be deemed to include the plural, unless the context clearly indicates otherwise.

8.20                        Communications. All announcements, notices and other communications regarding this Plan will be made by the Employer in writing.

ARTICLE IX

WHAT ELSE A PARTICIPANT NEEDS
TO KNOW ABOUT THE PLAN

9.1                               Claim Procedure. A Participant may file a written claim with the Committee with respect to his or her rights to receive a benefit from the Plan. The Participant will be informed of the decision of the Committee with respect to the claim within 90 days after it is filed. Under special circumstances, the Committee may require an additional period of not more than 90 days to review a claim. If that happens, the Participant will receive a written notice of that fact, which will also indicate the special circumstances requiring the extension of time and the date by which the Committee expects to make a determination with respect to the claim. If the extension is required due to the Participant’s failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent until the date on which the Participant responds to the Plan’s request for information.

If a claim is denied in whole or in part, or any adverse benefit determination is made with respect to the claim, the Participant will be provided with a written or electronic notice setting forth the specific reason(s) for the determination, along with specific references to Plan provisions on which the determination is based. This notice will also provide a description of what additional material or information is needed for the Participant to perfect the claim (and an explanation of why such material or information is necessary), together with a description of the Plan’s claims review procedure and the time limits applicable to such procedure, including a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review. If an Participant is not notified (of the denial or an extension) within ninety (90) days from the date the Participant notifies the Committee, the Participant may request a review of the application as if the claim had been denied.

If the Participant’s claim has been denied, or an adverse benefit determination has been made, the Participant may request that the Committee review the denial. The request must be in writing and must be made within sixty (60) days after notification of denial or advise benefit determination. In connection with this request, the Participant (or his or her duly authorized representative) may (i) be provided, upon written request and free of charge, with reasonable access to (and copies of) all documents, records, and other information relevant to the claim; and (ii) submit to the Committee written comments, documents, records, and other information related to the claim.

The review by the Committee will take into account all comments, documents, records, and other information the Participant submits relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination. The Committee will make a final written decision on a claim review, in most cases within sixty (60) days after receipt of a request for a review. In some cases, the claim may take more time to review, and an additional processing period of up to sixty (60) days may be required. If that happens, the Participant will receive a written notice of that fact, which will also indicate the special circumstances requiring the extension of time and the date by which the Committee expects to make a determination with respect to the claim. If the extension is required due to the Participant’s failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent to the Participant until the date on which the Participant responds to the Plan’s request for information.

The Committee will provide the Participant with written or electronic notification of its decision on the claim for review. If an adverse benefit determination is made with respect to the claim, the notice will include (i) the specific reason(s) for any adverse benefit determination, with references to the specific Plan provisions on which the determination is based; (ii) a statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to (and copies of) all documents, records and other information relevant to the claim; and (iii) a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA. The decision of Committee (or its designee) is final and binding on all parties. These procedures must be exhausted before a Participant may bring a legal action seeking payment of benefits.

9.2                               Plan Document. This document shall constitute both the plan document and summary booklet and shall be distributed to all Participants in this form.

APPENDIX A

DEFINITION OF CHANGE IN CONTROL

A “Change in Control” shall be deemed to occur following any transaction if:

(a)           any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Parent, the Company or any trustee or other fiduciary holding securities under any employee benefit plan of the Parent or of the Company, or any company owned, directly or indirectly, by the stockholders of the Parent in substantially the same proportions as their ownership of common stock of the Parent), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 35% or more of the combined voting power of the then outstanding securities of the Parent or the Company; or

(b)           the consummation of the sale or disposition by the Parent or the Company of all or substantially all of the Parent’s or the Company’s assets other than (i) the sale or disposition of all or substantially all of the assets of the Parent or the Company to a person or persons who beneficially own, directly or indirectly, at least 50% or more of the combined voting power of the outstanding voting securities of the Parent or the Company at the time of the sale or (ii) pursuant to a spinoff type transaction, directly or indirectly, of such assets to the stockholders of the Parent or the Company.

A-1

APPENDIX B

280G PARACHUTE PAYMENTS AND EXCISE TAXES

(a)           If any payment or benefit (within the meaning of Section 280G(b)(2) of the Code) to the Participant or for the Participant’s benefit that is paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise in connection with, or arising out of, the Participant’s employment with the Employer or a Change in Control (any such payment or benefit, a “Parachute Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or if any interest or penalties are incurred by the Participant with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Participant will be entitled to receive additional payments (a “Gross-Up Payment”) in an amount equal to the Excise Taxes imposed upon the Parachute Payment and the Gross-Up Payment.

(b)           If the Participant shall become entitled to a Parachute Payment, which Parachute Payment will be subject to the Excise Tax, subject to paragraph (e) below, then the Employer shall pay to the Participant at the time specified below (i) a Gross-Up Payment such that the net amount retained by the Participant, after deduction of any Excise Tax on the Parachute Payment and any U.S. federal, state, and local income or payroll tax upon the Gross-up Payment provided for by this paragraph, but before deduction for any U.S. federal, state, and local income or payroll tax on the Parachute Payment, shall be equal to the Parachute Payment, and (ii) an amount equal to the product of any deductions disallowed for federal, state or local income tax purposes because of the inclusion of the Gross-Up Payment in the Participant’s adjusted gross income multiplied by the highest applicable marginal rate of federal, state or local income taxation, respectively, for the calendar year in which the Gross-Up Payment is to be made.

(c)           Notwithstanding the foregoing, if it shall be determined that the Participant is entitled to a Gross-Up Payment, but that if the Parachute Payment (other than that portion valued under Treasury Regulation Section 1.280G, Q&A 24(c)) (the “Cash Payment”) does not exceed 110% of the greatest amount (the “Reduced Payment”) that could be paid to the Participant such that the receipt of the Cash Payment would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Participant and the Cash Payment shall be reduced to be equal to the Reduced Payment. If the Reduced Payment is to be effective, payments shall be reduced in the following order (i) cash amounts payable to the Participant, (ii) any benefits valued as “parachute payments, (iii) acceleration of vesting of any stock options for which the exercise price exceeds the then fair market value, and (iv) acceleration of vesting of any equity not covered by subsection (iii) above, unless the Participant elects another method of reduction by written notice to the Employer prior to the Change in Control.

(d)           In the event that the Internal Revenue Service or court ultimately makes a determination that the excess parachute payments plus the base amount is an amount other than as determined initially, an appropriate adjustment shall be made with regard to the Gross-Up

Payment or Reduced Payment, as applicable to reflect the final determination and the resulting impact on whether the preceding paragraph (c) applies.

(e)           For purposes of determining whether any of the Parachute Payments and Gross-Up Payments (collectively the “Total Payments”) will be subject to the Excise Tax and the amount of such Excise Tax, (i) the Total Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Employer’s independent certified public accountants appointed prior to any change in ownership (as defined under Section 280G(b)(2) of the Code) or tax counsel selected by such accountants or the Company (the “Accountants”), there is a reasonable reporting position that such Total Payments (in whole or in part) either do not constitute “parachute payments,” including giving effect to the recalculation of stock options in accordance with Treasury Regulation Section 1.280G-1, Q&A 33, represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the “base amount” or are otherwise not subject to the Excise Tax, and (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code. To the extent permitted under Revenue Procedure 2003-68, the value determination shall be recalculated to the extent it would be beneficial to the Participant. All determinations hereunder shall be made by the Accountants which shall provide detailed supporting calculations both to the Employer and the Participant at such time as they are requested by the Employer or the Participant. If the Accountants determine that payments under this Agreement must be reduced pursuant to this paragraph, they shall furnish the Participant with a written opinion to such effect. The determination of the Accountants shall be final and binding upon the Employer and the Participant.

(f)            For purposes of determining the amount of the Gross-Up Payment, the Participant shall be deemed to pay U.S. federal income taxes at the highest marginal rate of U.S. federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Participant’s residence for the calendar year in which the Parachute Payment is to be made, net of the maximum reduction in U.S. federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year. In the event that the Excise Tax is subsequently determined by the Accountants to be less than the amount taken into account hereunder at the time the Gross-Up Payment is made, the Participant shall repay to the Employer, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the prior Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and U.S. federal, state and local income tax imposed on the portion of the Gross-up Payment being repaid by the Participant if such repayment results in a reduction in Excise Tax or a U.S. federal, state and local income tax deduction), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code.

Notwithstanding the foregoing, in the event any portion of the Gross-Up Payment to be refunded to the Employer has been paid to any U.S. federal, state and local tax authority, repayment thereof (and related amounts) shall not be required until actual refund or credit of such portion has been made to the Participant, and interest payable to the Employer shall not exceed the interest received or credited to the Participant by such tax authority for the period it held such portion. The Participant and the Employer shall mutually agree upon the course of action to be pursued (and the method of allocating the expense thereof) if the Participant’s claim for refund or credit from such tax authority is denied.

(g)           In the event that the Excise Tax is later determined by the Accountant or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Gross-Up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Employer shall make an additional Gross-Up Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

(h)           The Gross-Up Payment shall be paid not later than the last day of the calendar year following the calendar year in which the Participant remits the Excises Taxes.

(i)            In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, the Participant shall permit the Employer to control issues related to the Excise Tax (at its expense), but the Participant shall control any other issues unrelated to the Excise Tax. In the event that the issues are interrelated, the Participant and the Employer shall in good faith cooperate. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, the Participant shall permit the representative of the Employer to accompany the Participant, and the Participant and his representative shall cooperate with the Employer and its representative.

(j)            The Employer shall be responsible for all charges of the Accountant.

(k)           The Employer and the Participant shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this provision.

(l)            Nothing in Section 8.14 of the Plan or this Appendix B is intended to violate the Sarbanes-Oxley Act and to the extent that any advance or repayment obligation hereunder would do so, such obligation shall be modified so as to make the advance a nonrefundable payment to the Participant and the repayment obligation null and void.

APPENDIX C

NON-COMPETITION RESTRICTION

The Participant agrees that during the three (3) month period commencing on the date of his Separation from Service, the Participant shall not, at any time, without the prior written consent of the Company, directly or indirectly, engage in Competitive Activity. The term “Competitive Activity” shall mean the Participant’s engaging in an activity, whether as an employee, consultant, principal, member, agent, officer, director, partner, sole proprietor, or shareholder (except as a less than 1% shareholder of a publicly traded company), that is competitive with any product marketed and sold by the Company or any Affiliate or which would compete with any product proposed to be marketed and sold by the Company or any Affiliate and as to which the Company or any Affiliate has devoted significant efforts, provided that the Participant shall not be deemed to be engaging in a Competitive Activity if he provides services to a subsidiary, division or affiliate of an entity engaged in a Competitive Activity (a) if such subsidiary, division or affiliate is not itself engaged in a Competitive Activity, (b) the portions of the entity engaged in Competitive Activity comprise no more than 10% of the revenues of the business enterprise as a whole in the fiscal year of the entity ending immediately prior to the activity by the Participant, and (c) the Participant does not directly or indirectly provide service to, supervise or manage the employees of, or have any responsibilities regarding, the Competitive Activity.

C-1

APPENDIX D

AGREEMENT AND RELEASE

AAI Corporation (“Company”) and [name] (“Employee”), who resides at [address] agree to the terms and conditions set forth below:

1.             (a)           In exchange for the general release in paragraph 3 below and other promises contained herein, and in accordance with the terms of the AAI Corporation Change in Control Retention and Severance Plan (“Plan”), which Employee hereby acknowledges receiving, Employee will receive severance in the total gross amount of $[amount] (the “Severance Payment”).(1)  The Severance Payment will be payable in a single lump sum payment(2) within ten (10) days following Employee’s termination of employment.(3)  The Severance Payment will be subject to all applicable payroll withholding deductions.

2.             Employee hereby agrees and acknowledges that the Severance Payment exceeds any payment, benefit or other thing of value to which Employee might otherwise be entitled under any policy, plan or procedure of Company or its parent or affiliates or pursuant to any prior agreement or contract with Company or its parent or affiliates.

3.             (a)           In exchange for the consideration provided for by paragraph 1 and other valuable consideration, Employee, for [himself/herself] and for [his/her] heirs, executors, administrators and assigns (referred to collectively as “Releasors”), forever releases and discharges Company and any and all of Company’s parent companies, subsidiaries, affiliates, divisions, successors and assigns and any and all of its and their past and/or present officers, directors, independent contractors, agents, employees, representatives, counsel, employee benefit plans and their fiduciaries and administrators, successors, assigns and purchasers (referred to collectively as the “Releasees”), from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which Releasors ever had, now have or may have against Releasees by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter up to and including the date Employee signs this Agreement and Release.

(b)           Without limiting the generality of the foregoing, this Agreement and Release is intended to and shall release Releasees from any and all claims, whether known or unknown, that Releasors ever had, now have or may have against Releasees arising out of Employee’s employment with Company or any of the Releasees, the terms and conditions of such employment and/or the termination of such employment, including but not limited to: (i) [any claim for severance under any arrangement, plan or policy of the Employer, including, as

(1)           Adjust to reflect type of payments and benefits provided.

(2)           Adjust for Employees who will receive installments.

(3)           Adjust for six-month delay, if applicable.

applicable, an Individual Severance Agreement](4), (ii) any claim under the Age Discrimination in Employment Act, as amended (“ADEA”); (iii) any claim under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (iv) any claim under Title VII of the Civil Rights Act of 1964, as amended; (v) any claim under the Americans with Disabilities Act, as amended; (vi) any claim under the Workers’ Adjustment and Retraining Notification Act; (vii) (vii) any claim under the Annotated Code of Maryland prohibiting discrimination; (viii) the Sarbanes-Oxley Act of 2002, (ix) any other claim of discrimination, harassment or retaliation in employment (whether based on federal, state or local law, statutory or decisional) relating to or arising out of Employee’s employment, the terms and conditions of such employment, the separation of such employment, and/or any of the events relating directly or indirectly to or surrounding the separation of that employment, including, but not limited to, breach of contract (express or implied), wrongful discharge, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; (xi) any claim sounding in tort or contract (express or implied); and (xii) any claim for attorneys’ fees, costs, disbursements and/or the like. By virtue of the foregoing, Employee agrees that [he/she] has waived any damages and other relief available to [him/her] (including, without limitation, money damages, equitable relief and reinstatement) under the claims waived in this paragraph 3. Notwithstanding anything herein to the contrary, the sole matters to which this Agreement of Release does not apply are: (i) claims to the Severance Payment, (ii) claims under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, (iii) claims arising after the date Employee signs this Agreement and Release, (iv) claims to vested accrued benefits under the Employer’s 401(k) or other tax qualified retirement plans in accordance with the terms of such plans and applicable law, (v) claims relating to any rights of indemnification under the Company’s organizational documents or otherwise, (vi) or claims relating to any outstanding stock options or other equity-based award on the date of termination, or (vii) claims relating to amounts payable under the Company’s Management Incentive Plan or Long-Term Incentive Plan. Employee acknowledges that Employee has been informed that Employee might have specific rights and/or claims under the ADEA. Employee specifically waives such rights and/or claims under the ADEA to the extent such rights and/or claims arose on or prior to the date this Agreement of Release is executed by Employee.

4.             The Employee agrees not to make or file any lawsuits, complaints, or other proceedings against the Company or to join in any such lawsuits, complaints, or other proceedings against the Company concerning any matter that arose prior to the date of this Agreement; provided, however, that, this Agreement and covenant not to sue shall not restrict the Employee’s right to initiate an action against the Company under the Older Workers Benefit Protection Act (“OWBPA”) challenging the release of his claims under the ADEA

(4)           This release of claims is only required for a Participant receiving severance under Article III of the Plan.

5.             Employee acknowledges and agrees that [he/she] has knowledge of and has had access to Company confidential and proprietary information and that such knowledge and information was received in confidence and Employee agrees that [he/she] shall not publish or disclose, or authorize anyone else to publish or disclose, any such information or knowledge. This prohibition shall not restrict Employee in the exercise of technical skills developed while employed by the Company provided that the exercise of such skill does not involve the disclosure to others of trade secrets or confidential knowledge or information of the Company.

6.             Employee acknowledges and agrees that if [he/she] breaches the provisions of Paragraph 3, 4, 5 or 7 of this Agreement [or any aspect of the Confidentiality/Non Compete Agreement previously entered into between the Employee and the Company], the Company will not be required to make the Severance Payment or, if already paid, the Employee agrees to promptly repay the Severance Payment and to pay all legal fees and costs that Company incurs to enforce the provisions of this Agreement [and/or the Confidentiality/Non Compete Agreement].

7.             Employee agrees that at no time will [he/she] engage in any form of conduct or make any statements or representations that disparage or otherwise impair the reputation, goodwill or commercial interests of the Releasees. Nothing in this Agreement and Release shall prohibit or restrict Employee from: (i) making any disclosure of information, as required by law, in a proceeding or lawsuit in which the Company is a party, or additionally in any other civil proceeding or lawsuit upon ten (10) business days prior written notice to the Company; (ii) providing information to, or testifying or otherwise assisting in an investigation or proceeding brought by any federal regulatory or law enforcement agency or legislative body or the Company’s designated legal, compliance, or human resources officers; (iii) filing, testifying, participating or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud or any rule or regulation of the Securities and Exchange Commission; or (iv) challenging the validity of this Agreement and Release as it applies to a release of claims under ADEA.

8.             Employee agrees make [himself/herself] reasonably available at times and for durations reasonably acceptable to both parties to assist the Company with respect to any issues wherein the Company considers Employee’s knowledge or expertise reasonably beneficial. The Company will reimburse Employee for all reasonable out of pocket expenses that incurred while [he/she] is engaged in such activity. Employee will also cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Employee was employed by the Company. Employee’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. Employee shall also cooperate fully with the Company in connection with any such investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Employee was employed by the Company. The Company shall pay for any reasonable out-of-pocket expenses incurred by Employee in connection with [his/her] performance of the obligations pursuant to this paragraph 8. Employee’s performance under this paragraph 8 following the date of [his/her] termination from the Company shall be subject to [his/her] then current employment obligations.

9.             Employee represents that [he/she] has returned (or will return) in good condition to Company all property belonging to Company, including but not limited to computers, laptops, hard drives, cell phones, computer files, email, keys, card access to buildings and office floors, and business information and documents.

10.           If any provision of this Agreement and Release is held to be illegal, void, or unenforceable, such provision shall be of no force or effect. However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement and Release. Further, to the extent any provision of this Agreement and Release is deemed to be overbroad or unenforceable as written, such provision shall be given the maximum effect permissible under law.

11.           With the exception of the Confidentiality/Non Compete Agreement between the parties, this Agreement and Release represents the entire understanding between the parties hereto with respect to the subject matter hereof, and may not be changed or modified except by a written agreement signed by both of the parties hereto after the Effective Date of this Agreement and Release. In the event of any conflict between any of the provisions of this Agreement and Release and the provisions of the Plan, the terms of the Plan shall govern.

12.           Except as preempted by ERISA, this Agreement and Release shall be construed and enforced in accordance with the laws of the State of Maryland without regard to conflict of law rules. The parties hereto agree that the state courts of the State of Maryland and, if the jurisdictional prerequisites exist, the United States District Court for the District of Maryland, shall have sole and exclusive jurisdiction and venue to hear and determine any dispute or controversy arising under or concerning this Agreement. Employee hereby waives any right to trial by jury in any action relating to this Agreement.

13.           The parties agree that this Agreement and Release and its terms are confidential and shall be accorded the utmost confidentiality.

14.           This Agreement and Release is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

15.           Employee acknowledges that [he/she]: (a) has carefully read this Agreement and Release in its entirety; (b) has had an opportunity to consider the terms of this Agreement and Release [insert only if employees are over 40: and the disclosure information attached hereto as Exhibit I (which is provided pursuant to the OWBPA)] for at least forty-five (45) days; (c) is hereby advised by Company in writing to consult with an attorney of [his/her] choice in connection with this Agreement and Release; (d) fully understands the significance of all of the terms and conditions of this Agreement and Release and has discussed them with an attorney of [his/her] choice, or has had a reasonable opportunity to do so; and (e) is signing this Agreement and Release voluntarily and of [his/her] own free will and agrees to abide by all the terms and conditions contained herein.

16.           Employee may accept this Agreement and Release by signing it before a notary public and delivering it to [INSERT NAME AND ADDRESS OF CONTACT] on or before the forty-fifth (45th) day after [he/she] receives this Agreement and Release. Notwithstanding the foregoing, Employee may not sign this Agreement and Release before [his/her] last day of employment and this Agreement and Release will not be accepted or effective if signed before Employee’s termination date. After signing this Agreement and Release, Employee shall have seven (7) days (the “Revocation Period”) to revoke [his/her] decision by indicating [his/her] desire to do so in writing delivered to [INSERT NAME] at the above address by no later than the last day of the Revocation Period. If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day. Provided Employee does not revoke this Agreement and Release during the Revocation Period, the Effective Date of this Agreement and Release shall be the later of the eighth (8th) day after Employee signs this Agreement and Release or the day after the last day of the Revocation Period (the “Effective Date”).

[Signature page to follow]

I have read the Agreement and Release [and the information attached as Exhibit I] and hereby accept the benefits provided under the Agreement of Release, subject to the terms and conditions set forth in the Agreement and Release.

Print Name:	Date:
Employee

Signature:
Employee

AAI CORPORATION

By:
[INSERT NAME]

[INSERT TITLE]

Exhibit I

DISCLOSURE INFORMATION PROVIDED

PURSUANT TO THE OLDER WORKERS BENEFIT PROTECTION ACT

[TO BE COMPLETED]

Eligibility Factors and Time Limitations

[Explanation for disclosure and additional required disclosure will be included at the time this document is provided.]

All selected employees will have at least forty-five (45) days from receipt of the Agreement to consider and sign it. Selected employees who sign and timely return the Agreement will have seven (7) days after signing it (the “Revocation Period”) to revoke their decision by providing written notice of revocation as provided in the Agreement. If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, however, the last day of the Revocation Period will be deemed to be the next business day. Provided the employee does not revoke the Agreement, the Agreement will become effective on the later of the eighth (8th) day after the employee has signed the Agreement or the day after the last day of the Revocation Period.

The job titles and ages of Company employees who are selected and not selected are attached.

RETENTION PAYMENT SCHEDULE

Each of the following Eligible Employees shall be a Participant in the Plan and entitled to the Retention Payment set forth in the Incentive Letter provided by the Committee to such Participant.

a.

b.

c.

d.

ADDITIONAL SEVERANCE BENEFITS SCHEDULE

The Committee may, in its sole discretion, designate in an Incentive Letter that any Eligible Employee shall be eligible for any or all of the additional Severance Benefits set forth below:

(a)           Subject to (i) the Participant’s timely election of continuation coverage under the Consolidated Budget Omnibus Reconciliation Act of 1985, as amended (“COBRA”), and (ii) the Participant’s continued co-payment of premiums at the same level and cost to Participant as if the Participant were an active employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), continued participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) at the Company’s expense during the Participant’s Severance Period; provided, that the Participant is eligible and remains eligible for COBRA coverage; and provided, further, that in the event that the Participant obtains other employment that offers health benefits, such continuation of coverage by the Company shall immediately cease;

(b)           outplacement assistance (services to be provided commensurate with title/position);

(c)           a pro-rata bonus for period up to the date of the Change in Control (assuming all applicable targets met).